UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the modification of the Portfolio Loan (defined below) is incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On April 30, 2012, KBS Real Estate Investment Trust III, Inc. (the “Company”), through indirect wholly owned subsidiaries, entered into a two-year portfolio loan secured by Domain Gateway, Las Cimas IV and the McEwen Building with U.S. Bank, N.A., for an amount up to $100.0 million (the “Portfolio Loan”). Subsequently, the Company added Gateway Tech Center, the Tower on Lake Carolyn and 201 Spear Street as additional collateral for the Portfolio Loan.  Additionally, the Company entered into a loan modification agreement to increase the face amount of the loan to $200.0 million, of which $80.0 million was non-revolving debt and $120.0 million was revolving debt, and to extend the initial maturity date to February 1, 2016, with two one-year extension options, subject to certain conditions contained in the loan agreement. On February 19, 2014, in connection with its disposition, Las Cimas IV was released as collateral to the Portfolio Loan.
On March 13, 2014, the Company entered into an amended and restated loan agreement to extend the initial maturity date of the Portfolio Loan to April 1, 2018, with a one-year extension option, subject to certain conditions contained in the loan agreement, and to modify the interest rate under the loan. The Portfolio Loan, as amended, bears interest at a floating rate of 175 basis points over one-month LIBOR and monthly payments are interest only with the entire balance due at maturity, assuming no prior prepayment. The Company has the right to prepay all or a portion of the Portfolio Loan, subject to certain fees and conditions contained in the loan agreement. The Portfolio Loan is composed of $130.0 million of non-revolving debt and $70.0 million of revolving debt. The availability of the revolving debt is subject to certain conditions contained in the loan documents. As of March 13, 2014, the outstanding balance under the loan was $140.0 million, composed of $130.0 million of non-revolving debt and $10.0 million of revolving debt. During the term of the Portfolio Loan, the Company has an option, which may be exercised up to three times, to increase the loan amount to a maximum of $350.0 million, of which 65% would be non-revolving debt and 35% would be revolving debt, with the addition of one or more properties to secure the Portfolio Loan, subject to certain conditions contained in the loan document.
The Portfolio Loan is secured by Domain Gateway, the McEwen Building, Gateway Tech Center, the Tower on Lake Carolyn and 201 Spear Street. KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a guaranty of up to 25% of the committed amount under the Portfolio Loan, as such amount may be adjusted from time to time pursuant to the terms of the loan documents. Additionally, REIT Properties III is providing a guaranty of any deficiency, loss or damage suffered by the lender that may result from certain intentional acts committed by the borrowers under the loan, or that may result from certain bankruptcy or insolvency proceedings involving the borrowers, pursuant to the terms of the repayment guaranty.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: March 17, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer